Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Skye Bioscience, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(o)	—	—	—	—	—
Fees to Be Paid	Equity	Preferred Stock, par value $0.001	Rule 457(o)	—	—	—	—	—
Fees to Be Paid	Other	Debt Securities	Rule 457(o)	—	—	—	—	—
Fees to Be Paid	Other	Warrants(3)	Rule 457(o)	—	—	—	—	—
Fees to Be Paid	Other	Rights	Rule 457(o)	—	—	—	—	—
Fees to Be Paid	Other	Units(4)	Rule 457(o)	—	—	—	—	—
Fees to Be Paid	Unallocated (Universal) Shelf(1)	(1)	Rule 457(o)	—	—	$300,000,000	0.0001476	$44,280(5)
	Total Offering Amounts					$300,000,000	0.0001476	$44,280
Total Fees Previously Paid
Total Fee Offsets
	Net Fee Due					$300,000,000		$44,280
(1)The amount to be registered consists of up to $300,000,000 of an indeterminate amount of common stock, preferred stock, debt securities, warrants, rights and/or units. There is also being registered hereunder such currently indeterminate number of (i) shares of common stock or other securities of the registrant as may be issued upon conversion of, or in exchange for preferred stock registered hereby, or (ii) shares of preferred stock, common stock, depositary shares, rights or units as may be issued upon exercise of warrants registered hereby, as the case may be, including under any applicable antidilution provisions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder.
(2)The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3.
(3)Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of common stock or preferred stock registered hereby. Because the warrants will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.
(4)Each unit will be issued under a unit agreement and will represent an interest in two or more securities registered pursuant to this registration statement, which may or may not be separable from one another. Because the units will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.
(5)The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended.